Exhibit 3.5

3632A/CD	FILED # C22307-01 OCT 04 2001 IN THE OFFICE OF /S/ DEAN HELLER DEAN HELLER, SECRETARY OF STATE

ARTICLES OF MERGER

OF

MNTCC/FLHP ACQUISITION CORP.

(a Nevada corporation)

AND

FLASHPOINT, INC.

(a Florida corporation)

Pursuant to Nevada Revised Statutes Sections 92A.100, 92A.110 and 92A.190 through 92A.240 inclusive, the undersigned domestic corporation and foreign corporation hereby adopt the following Articles of Merger for the purpose of merging them into one corporation:

1.          The name and jurisdiction of organization of each constituent entity is as follows:

	1.	MNTCC/FLHP Acquisition Corp. is a Nevada corporation.
	2.	Flashpoint, Inc. is a Florida corporation.
2.	That a plan of merger has been adopted by each constituent corporation.

3.          The approval of the plan of merger of the shareholders of both constituent corporations, MNTCC/FLHP Acquisition Corp. and Flashpoint, Inc., was required and that with respect to each corporation that:

1.	The plan of merger was approved by unanimous consent of the sole shareholder of MNTCC/FLHP Acquisition Corp., and
2.	The plan of merger was approval by unanimous consent of the shareholders of Flashpoint, Inc.

4.          That the surviving entity pursuant to the plan of merger is MNTCC/FLHP Acquisition Corp., a Nevada corporation.

5.          The Articles of Incorporation and all amendments thereto filed with the Secretary of State of Nevada and the By-Laws of MNTCC/FLHP Acquisition Corp. as the surviving corporation have been adopted by Flashpoint, Inc.

6.          The complete executed plan of merger is on file at the registered office of the surviving corporation, MNTCC/FLHP Acquisition Corp., pursuant to the plan of merger.

MNTCC/FHLP ACQUISITION CORP.

DATED: September 29, 2001	BY:	/s/ Frank Bauer
FRANK BAUER
President

FLASHPOINT, INC.

DATED: September 28, 2001	BY:	/s/ Stephen A. Michael
STEPHEN A. MICHAEL
President